INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-95795 of Dominion Resources, Inc. on Form S-8 of our report dated December 18, 2001, appearing in this Annual Report on Form 11-K of Thrift Plan of CNG Transmission Corporation and Hope Gas, Inc. for Employees Represented by the United Gas Workers Union, Local No. 69 - Division II, SEIU, AFL-CIO for the year ended June 30, 2001.

/s/ Deloitte & Touche LLP

Richmond, Virginia
December 18, 2001